Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-185264 and Form S-8 No. 333-256954) pertaining to the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan and the Registration Statement (Form S-3 No. 333-264300 and Form S-3 No. 333-274402) of Delek Logistics Partners, LP of our report dated February 20, 2024, with respect to the financial statements of Red River Pipeline Company LLC, not included herein, which report appears in this Annual Report (Form 10-K) of Delek Logistics Partners, LP.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
February 28, 2024